CERTIFICATE OF AMENDMENTTO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GLOWPOINT, INC.

Glowpoint, Inc. (the “Corporation”), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Glowpoint, Inc.

SECOND: The original Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on November 4, 1996. The Certificate of Incorporation was amended by that certain Agreement and Plan of Merger dated as of November 27, 1996 and Certificate of Amendment filed with the Delaware Secretary on May 18, 2000, and subsequently amended and restated in its entirety by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary on May 18, 2000 (such certificate, the “A&R Certificate of Incorporation”). The A&R Certificate of Incorporation was subsequently amended by the Certificate of Amendment, filed with the Delaware Secretary on May 18, 2000, Certificate of Amendment, filed with the Delaware Secretary on June 22, 2001, Certificate of Amendment, filed with the Delaware Secretary on September 24, 2003, Certificate of Amendment, filed with the Delaware Secretary on August 22, 2007, Certificate of Amendment, filed with the Delaware Secretary on June 2, 2009, Certificate of Amendment, filed with the Delaware Secretary on January 10, 2011, and Certificate of Amendment, filed with the Delaware Secretary on April 17, 2019 (the A&R Certificate of Incorporation, as amended to date, the “Amended Certificate”).

THIRD: That resolutions were duly adopted by the Board of Directors of the Corporation on February 28, 2020 approving a proposed amendment of the Amended Certificate of the Corporation (the “Amendment”). The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that the Amended & Restated Certificate of Incorporation of the Corporation be amended by changing Article I thereof to delete in its entirety and be replaced with the following:

“FIRST: The name of the Corporation is Oblong, Inc.”

FOURTH: That such Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment shall be effective as of March 6, 2020 at 5:00 P.M. Eastern Standard Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 6th day of March, 2020.

/s/ Peter Holst

Name: Peter Holst

Title: Chief Executive Officer